Exhibit 99.1

For release:  August 8, 2016

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Board Names Steve Flatt as Next CEO – Mike Ussery to Become President, Effective January 1, 2017

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT:  NHC), the nation's oldest publicly traded senior health care company, today announced the appointment of Stephen F. Flatt as CEO and R. Michael Ussery as President and Chief Operating Officer.

As previously announced on May 4, 2016, Robert G. Adams plans to retire as Chief Executive Officer, effective December 31, 2016, but will remain as non-executive Chairman of the Board.  Stephen F. Flatt currently serves as President of NHC and Mr. Ussery currently serves as Chief Operating Officer of NHC.

Robert Adams stated, “I am excited to have Steve and Mike increase their leadership positions within the Company and I am confident that NHC will continue to benefit from the strong leadership skills and extensive knowledge both Steve and Mike have with respect to NHC and the senior health care industry.”

Dr. Flatt commented, “I am honored by this appointment.  NHC has a wonderful legacy of providing high quality care to America's seniors.  In our new roles, Mike and I will be deeply committed to building upon, and enhancing, that legacy.  I believe that by making these appointments now, we have several months to complete a smooth and seamless transition of these roles.”

Mr. Ussery stated, "I am truly humbled by this new opportunity.  I look forward to continuing to work with the outstanding partners and leadership of NHC who provide such wonderful service to our patients."

Dr. Flatt joined NHC in 2005 as Senior Vice President of Development. On January 1, 2009, Dr. Flatt was promoted to the role of NHC's President. Dr. Flatt currently serves on the Executive Committee of the Council for Post Acute Care (CPAC) and the Boards of Directors of The Community Foundation of Middle Tennessee and Nashville Inner City Ministry. Dr. Flatt is a member of the Nashville Health Care Council. In 2013, he was a member of the Council’s inaugural “Health Care Fellows” Program led by Senator Bill Frist and was also named one of Middle Tennessee’s “Health-Care Heroes” by the Nashville Business Journal. He received his B.A. degree from David

Lipscomb College and his M.S. degree and Ph.D. from George Peabody College of Vanderbilt University.

Mr. Ussery has been with the Company since 1980. On January 1, 2009, Mr. Ussery was promoted to Chief Operating Officer of NHC. During his tenure with NHC, he has served as Senior Vice President of Operations, Senior Vice President of the Central Tennessee Region, Regional Vice President, and Administrator in multiple locations. Mr. Ussery also won the top honor of NHC Administrator of the Year in 1989. Mr. Ussery currently serves on the Board of Directors of St. Thomas Rutherford Hospital and its foundation as well as the Board of the Christy Houston Foundation. Mr. Ussery has a B.B.A. from The University of Notre Dame and an M.B.A. from Middle Tennessee State University.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 74 skilled nursing centers with 9,390 beds.  NHC affiliates also operate 36 homecare programs, five independent living centers and 21 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.